PREMIER ORACLE CONSULTANCY ACQUIRED BY ZANETT
Whitbread Technology Partners Joins the IT Commonwealth(TM)

NEW YORK, NY(BUSINESS WIRE)March 2, 2005 Zanett, Inc., today announced the acquisition of Whitbread Technology Partners (Whitbread), a Boston, Massachusetts based Oracle consulting firm. Whitbread is one of the strongest Oracle Partners in the New England region, and Zanett plans to use Whitbread to expand its national Oracle practice.

Zanetts business model is truly unique, said Joel DArcy, founder of Whitbread. The IT Commonwealth will provide Whitbread with the financial clout, leveraged marketing and back office efficiencies that we believe will propel it from a regional consultancy to one with national scope. Whitbread complements Zanetts current businesses well and we are pleased to become members of this growing organization.

David McCarthy, CEO of Zanett, noted, The Whitbread acquisition is a further validation of our strategy. We continue to attract successful consultancies that increase the depth and breadth of the IT Commonwealth. Not only does Whitbread have a proven track record and outstanding reputation, but their Oracle practice strengthens the existing enterprise resource planning (ERP) capabilities of our IT Commonwealth member INRANGE Consulting.

About Whitbread Technology Partners

Whitbread was founded in January 2000 to offer custom ERP/CRM solutions to customers using the Oracle EBusiness Suite software applications. Joel DArcy, the companys founder worked previously for Oracle as a Practice Director. Based outside Boston, Whitbreads operations are focused in the New England region. Oracle has recognized the performance of Whitbread on both a regional and national level, awarding Whitbread its highest recognition as a Certified Advantage Partner. Whitbreads key service areas include; project management, business and functional consulting, technical services, application support, and training.

About Zanett, Inc. (www.zanett.com)

Zanett, Inc. is an information technology (IT) holding company that provides specialized IT solutions through its operating subsidiaries. The Company has two business segments: Commercial Solutions and Government Solutions. The Commercial Solutions segment consists of its wholly owned subsidiaries: Back Bay Technologies, Inc., a technology consulting firm; INRANGE Consulting Corp., Inc., which provides technology consulting services related enterprise resource planning, supply chain management and customer relationship management (CRM) solutions, and Delta Communications Group, Inc., a voice and data communications network integrator. The Government Solutions segment consists of a wholly owned subsidiary, Paragon Dynamics, Inc., which provides advanced software and satellite engineering services.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as forward looking statements within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause Zanett, Inc.s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward looking statements. Zanett, Inc. undertakes no obligation topublicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see Zanett, Inc.s filings with the Securities and Exchange Commission.